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                                                                   EXHIBIT 10.47


                                 LEASE AGREEMENT


                                     between


                          NL VENTURES IV NEW HOPE, L.P.

                                    as Lessor


                                       and


                               NAVARRE CORPORATION

                                    as Lessee


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                                 LEASE AGREEMENT

         THIS LEASE AGREEMENT (this "Lease") dated as of May 27, 2004, is made and entered into between NL VENTURES IV NEW HOPE, L.P., a Texas limited partnership ("Lessor"), and NAVARRE CORPORATION, a Minnesota corporation ("Lessee").

                                   ARTICLE I

         SECTION 1.01 LEASE OF PREMISES; TITLE AND CONDITION. Upon and subject to the terms and conditions herein specified, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the premises (the "Premises") consisting of:

                  (a) that parcel of land more particularly described in Exhibit A attached hereto and made a part hereof for all purposes having an address at 7900 49th Avenue North, New Hope, Minnesota together with all of Lessor's right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits associated with such parcel of land and to all public or private streets, roads, avenues, alleys or passways, open or proposed, on or abutting such parcel of land (collectively, the "Land"); and

                  (b) all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land and all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures attached to or comprising a part of the buildings, including, but not limited to, all other building systems and fixtures necessary to the operation of the buildings, but excluding all personal property now or hereafter belonging to Lessee and Severable Property (as defined in Section 3.01 hereof) (collectively, the "Improvements").

         The Premises are leased to Lessee in their present condition without representation or warranty by Lessor and subject to the rights of parties in possession, to the existing state of title, to all applicable Legal Requirements (as defined in Section 5.02(b)) now or hereafter in effect and to Permitted Exceptions listed in Exhibit B attached hereto and made a part hereof for all purposes. Lessee has examined the Premises and title to the Premises and has found all of the same satisfactory for all purposes. SUBJECT TO THE WARRANTIES PROVIDED BY THE GENERAL CONTRACTOR OF THE PREMISES WHICH LESSOR SHALL EXERCISE FOR THE BENEFIT OF LESSEE, LESSOR LEASES AND WILL LEASE AND LESSEE TAKES AND WILL TAKE THE PREMISES AS IS. LESSEE ACKNOWLEDGES THAT LESSOR (WHETHER ACTING AS LESSOR HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE NOR SHALL LESSOR BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO
(i) ITS


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FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY
OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT,
LATENT OR PATENT, (iv) LESSOR'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY,
(xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE PREMISES WITH ANY LAW; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PREMISES HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN
ANY OF THE PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LESSOR SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). The provisions of this paragraph have been negotiated and are intended to be a complete exclusion and negation of any warranty by Lessor, express or implied, with respect to any of the Premises, arising pursuant to the Uniform Commercial Code or any other law now or hereafter in effect or arising otherwise.

Lessor shall nonetheless cooperate in Lessee's attempt to enforce any warranty and other obligations of contractors and suppliers for the original construction of the Premises, but shall have no other responsibility or liability for the design, construction or condition of Premises and makes no warranties with respect thereto.

         SECTION 1.02 USE. Lessee may use the Premises for all activities as may be lawfully carried on and that are in compliance with current zoning laws applicable to the Premises, in and about the Premises and for no other purpose. Lessee shall not knowingly use or occupy or permit any of the Premises to be used or occupied, nor knowingly do or permit anything to be done in or on any of the Premises, in a manner which would (i) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (ii) make void or voidable, cancel or cause to be canceled or release any warranty, guaranty or indemnity running to the benefit of the Premises or the Lessor,
(iii) cause structural injury to any of the Improvements, or (iv) constitute a public or private nuisance or waste.

         SECTION 1.03 TERM. This Lease shall be for a Primary Term of fifteen years beginning on May 27, 2004 ("Commencement Date") and ending at midnight on June 30, 2019. The time period during which this Lease shall actually be in effect, including the Primary Term or any Extended Term, as any of the same may be terminated prior to their scheduled expiration pursuant to the provisions hereof, is sometimes referred to herein as the "Term" or "Lease Term." Lessor and Lessee agree to sign a Commencement Date Letter stating the commencement date of the Primary Term and identifying the expiration date of the Primary Term. The Commencement Letter shall be prepared by Lessor and acknowledged by Lessee within thirty (30) days of the Commencement Date. If the Commencement Date begins any day other than the 1st day of the month then the parties agree that the expiration date of the Primary Term shall be the last date of


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the month after the first full month of the term (e.g, if the Lease commences on
February 20, 2004 then the expiration date shall be March 30, 2019).

         SECTION 1.04 RENEWAL OPTION. Lessee shall have the options to extend its tenancy beyond the Primary Term of this Lease for two (2) five (5) year periods (the "First Extension Term" and the "Second Extension Term", respectively and, collectively, the "Extension Terms") upon the following terms and conditions: (i) Lessee shall give Lessor written notice of its election to exercise each such option (an "Extension Notice") not later than three hundred sixty-five (365) days prior to the expiration of the preceding term; and (ii) Lessee shall not be in default under the Lease beyond any period of cure permitted hereunder and the Lease shall be in full force and effect both on the date Lessee delivers an Extension Notice and, unless waived by Lessor, on the last day of the term in which such notice is delivered. If Lessee timely and properly exercises the foregoing options, the Base Rent due shall be as set forth on Exhibit C and all other terms and conditions of this Lease shall also be applicable.

         SECTION 1.05 RENT. During the Primary Term and any Extension Terms, Lessee shall pay to Lessor the amounts set forth in Exhibit C attached hereto and made a part hereof for all purposes as basic rent for the Premises ("Basic Rent"). Lessee shall pay Basic Rent to Lessor (or to Lessor's Mortgagee, upon Lessor's request) by wire transfer, in immediately available funds, as follows:

                  Bank: Mellon Bank Pittsburgh, PA

                  ABA Routing #: 043 000 261

                  Account Number: 101-1730

                  Account Name: Merrill Lynch

                  For further credit to: Account No. 586-07095, Account Name: NL Ventures IV New Hope, L.P.

                  Merrill Lynch contact: Susan West @ 972-980-8675,


or at such other address or to such other person as Lessor from time to time may designate. Lessor shall give Lessee not less than 15 days' prior written notice of any change in the address to which such payments are to be made. If the party entitled to receive Basic Rent or such party's address shall change, Lessee may, until receipt of notice of such change from the party entitled to receive Basic Rent immediately preceding such change, continue to pay Basic Rent and additional charges to the party to which, and in the manner in which, the preceding installment of Basic Rent or additional charges, as the case may be, was paid. Such annual rentals shall be payable in equal monthly installments in advance on the first day of each month and prorated Basic Rent shall be payable on the Commencement Date, if such date does not fall on the first day of the month. Any rental payment made in respect of a period which is less than one month shall be prorated by multiplying the then applicable monthly rental by a fraction the numerator of which is the number of days in such month with respect to which rent is being paid and the denominator of which is the total number of days in such month. Lessee shall perform all its


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obligations under this Lease at its sole cost and expense, and shall pay all
Basic Rent, additional charges and any other sum due hereunder when due and payable, without notice or demand.

                                   ARTICLE II

         SECTION 2.01 MAINTENANCE AND REPAIR.

                  (a) Lessee, at its own expense, will maintain all parts of the Premises in as good repair, appearance and condition as when received and will take all action and will make all structural and nonstructural, foreseen and unforeseen and ordinary and extraordinary changes and repairs which may be required to keep all parts of the Premises in as good repair and condition as when received (including, but not limited to, all painting, glass, utilities, conduits, fixtures and equipment, foundation, roof, exterior walls, heating and air conditioning systems, wiring, plumbing, sprinkler systems and other utilities, and all paving, sidewalks, roads, parking areas, curbs and gutters and fences). Lessor shall not be required to maintain, repair or rebuild all or any part of the Premises. Lessee waives the right to require Lessor to maintain, repair or rebuild all or any part of the Premises or make repairs at the expense of Lessor pursuant to any Legal Requirement, Agreement, contract, covenant, condition or restrictions at any time.

                  (b) If all or any part of the Improvements shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the agreements or conditions affecting the Premises or any part thereof, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises are subject, then, promptly after written request of Lessor (unless such encroachment, violation, hindrance, obstruction or impairment is a Permitted Exception) or of any person so affected, Lessee shall, at its expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom or (ii) if Lessor consents thereto, make such changes, including alteration or removal, to the Improvements and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments. To the extent any easements are, in Lessor's good faith judgment, necessary for Lessee's use and occupancy of the Premises as contemplated by this Lease, upon Lessee's written request, Lessor will execute such easements without unreasonable delay and not otherwise conditioned.

                  (c) Notwithstanding the above, in the event of any damage to the Premises arises out of the willful misconduct or gross negligence of the Lessor during the Term and causes such loss or damage, Lessor shall be responsible for the uninsured deductible losses not to exceed the amount of $10, 000 per occurrence.

         SECTION 2.02 ALTERATIONS, REPLACEMENTS AND ADDITIONS. Lessee may, at its expense, make additions to and alterations of the Improvements, and construct additional Improvements, provided that (i) the fair market value, the utility, the square footage or the useful life of the Premises shall not be lessened thereby, (ii) such work shall be expeditiously completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements and the requirements of all insurance policies required to be maintained by Lessee hereunder, (iii) no structural alterations shall be made to the Improvements or structural demolitions conducted in connection therewith unless Lessee shall have obtained Lessor's consent and furnished Lessor


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with such surety bonds or other security acceptable to Lessor as shall be reasonably acceptable to Lessor (but in no event greater than the cost of such alterations or demolitions), (iv) no additions, replacements or alterations, other than cosmetic, interior or nonstructural alterations, which cost in excess of $200,000 shall be made during any year of the Term unless prior written consent from Lessor and Lessor's Mortgagee shall have been obtained, which consent shall not be unreasonably withheld, conditioned or delayed and (v) no Event of Default exists. Cosmetic, interior or nonstructural alterations (including demolition or construction of interior demising walls that are non-structural and non load-bearing) that cost $100,000 or less shall not require prior written consent from Lessor or Lessor's Mortgagee. All additions and alterations of the Premises, without consideration by Lessor, shall be and remain part of the Premises (not subject to removal upon termination) and the property of Lessor and shall be subject to this Lease. To the extent that Lessor shall fail to respond to any request for consent by Lessee pursuant to this
Section 2.02 within 15 days after receipt of such request, Lessee may make a second request for consent. If such second request states on its face that the consent of Lessor will be deemed given if not responded to within 10 days after receipt of such second request, Lessor's consent will be deemed given 10 days after Lessor receives such second request.

                                  ARTICLE III

         SECTION 3.01 SEVERABLE PROPERTY. Lessee may, at its expense, install, assemble or place on the Premises and remove and substitute any items of machinery, equipment, furniture, furnishings or other personal property used or useful in Lessee's business and trade fixtures described in Exhibit D attached hereto and made a part hereof for all purposes (collectively, the "Severable Property"), and title to same shall remain in Lessee. Upon the written request of Lessee, Lessor will confirm in writing that is does not own or claim any interest in the Severable Property.

         SECTION 3.02 REMOVAL. Lessee may remove the Severable Property at any time during the Lease Term. Any of Lessee's Severable Property not removed by Lessee prior to the expiration of the Lease or 30 days after an earlier termination shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without obligation to account therefor. Lessee will repair at its expense all damage to the Premises necessarily caused by the removal of Lessee's Severable Property, whether effected by Lessee or by Lessor, excepting ordinary wear and tear.

                                   ARTICLE IV

         SECTION 4.01 LESSEE'S ASSIGNMENT AND SUBLETTING. Lessee may, for its own account, assign this Lease or sublet the use of all or any part of the Premises for the Primary Term or Extension Term of this Lease so long as no Event of Default shall exist hereunder and Lessee shall have obtained Lessor's and, if any Mortgagee of Lessor shall require, such Mortgagee's prior written consent to such assignment or sublease, not to be unreasonably withheld, conditioned or delayed. Lessor shall respond to a request for an assignment or sublet in each instance within fifteen (15) days of receiving the written request from Lessee. Failure to respond within such fifteen (15) day period shall be deemed a rejection by Lessor. Thereafter Lessor shall provide in writing to Lessee the stated reason for rejecting said assignment. Each such


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assignment or sublease shall expressly be made subject to the provisions hereof.
Except as authorized by this Article IV, no such assignment or sublease shall modify or limit any right or power of Lessor hereunder or affect or reduce any obligation of Lessee hereunder, and all such obligations shall be those of Lessee and shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made, such liability of the Lessee named herein to continue notwithstanding any subsequent modifications or amendments of this Lease; provided, however, that (other than with respect to any modifications required by law or on account of bankruptcy or insolvency) if any modification or amendment is made without the consent of Lessee named herein, such modification or amendment shall be ineffective as against Lessee named herein to the extent, and only to the extent, that the same shall increase the obligations of Lessee, it being expressly agreed that Lessee named herein shall remain liable to the full extent of this Lease as if such modification had not been made. Neither this Lease nor the Lease Term hereby demised shall be mortgaged by Lessee, nor shall Lessee mortgage or pledge its interest in any sublease of the Premises or the rentals payable thereunder. Any sublease made otherwise than as expressly permitted by this Section 4.01 and any assignment of Lessee's interest hereunder made otherwise than as expressly permitted by this Section 4.01 shall be void. Lessee shall, within 20 days after the execution of any assignment or sublease, deliver a conformed copy thereof to Lessor.

Notwithstanding anything in the Lease to the contrary, in the event Lessee desires to sublet, assign or otherwise transfer all of the Premises (including a sublease, assignment or other transfer to (i) a parent or an affiliate of Lessee, (ii) an entity resulting from the merger, consolidation or amalgamation of Lessee with a third party, or (iii) an entity purchasing all or substantially all of the assets of Lessee), Lessor shall consent to such assignment and Lessee shall be released from all further obligations under the Lease so long as (A) such successor entity or assignee has a net worth of at least Ten Million and no/100 Dollars and (B) such proposed successor entity has had a positive GAAP income for the prior two year period, and Lessee furnishes Lessor with evidence satisfactory to Lessor, in its reasonable discretion, evidencing the (A) and (B) requirements stated in this paragraph.

         SECTION 4.02 TRANSFER OR PLEDGE BY LESSOR. Lessor shall be free to transfer its fee interest in the Premises or any part thereof or interest therein, subject, however, to the terms of this Lease. Any such transfer shall relieve the transferor of all liability and obligation hereunder (to the extent of the interest transferred) accruing after the date of the transfer and any assignee shall be bound by the terms and provisions of this Lease. Lessor shall be free to pledge or mortgage its interest in the Premises and this Lease on the condition that either (i) this Lease shall be superior to such pledge or mortgage or (ii) if this Lease is to be subordinate to the mortgage of any Mortgagee of Lessor, then (aa) such mortgagee, trustee or lessor shall first agree in writing that Lessee's peaceable possession of the Premises and its rights under this Lease will not be diminished on account thereof; and (bb) Lessee receives a Non-Disturbance and Attornment Agreement from Lessor's lender from whom it is obtaining financing, and deliver same to Lessee within thirty
(30) days from the date that it closes on its financing, and from any future lender within thirty (30) days from obtaining financing from such lender, in form and substance mutually acceptable to Lessee and Lessor.


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                                   ARTICLE V

         SECTION 5.01 NET LEASE.

                  (a) It is expressly understood and agreed by and between the parties that this Lease is an absolute net lease, and the Basic Rent and all other sums payable hereunder to or on behalf of Lessor shall be paid without notice or demand and without setoff, counterclaim, abatement, suspension, deduction or defense.

                  (b) Except as otherwise expressly provided in the Lease, this Lease shall not terminate, nor shall Lessee have any right to terminate this Lease or be entitled to the abatement of any rent or any reduction thereof, nor shall the obligations hereunder of Lessee be otherwise affected, by reason of any damage to or destruction of all or any part of the Premises from whatever cause, the taking of the Premises or any portion thereof by condemnation or otherwise, the prohibition, limitation or restriction of Lessee's use of the Premises, any default on the part of Lessor, any latent or other defect in any of the Premises, the breach of any warranty of any seller or manufacturer of any of the Improvements or Severable Property, any violation of any provision of this Lease by Lessor, the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Lessor, the exercise of any remedy, including foreclosure, under any mortgage or collateral assignment, any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Lessor, any trustee, receiver or liquidator of Lessor or any court under the Federal Bankruptcy Code or otherwise, and market or economic changes, or interference with such use by any private person or corporation, or by reason of any eviction by paramount title resulting by a claim from Lessor's predecessor in title, or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the rent and all other charges payable hereunder to or on behalf of Lessor shall continue to be payable in all events and the obligations of Lessee hereunder shall continue unaffected, unless the requirement to pay or perform the same shall be terminated pursuant to an express provision of this Lease. Nothing contained in this Section 5.01 shall be deemed a waiver by Lessee of any rights that it may have to bring a separate action with respect to any default by Lessor hereunder or under any other agreement.

                  (c) The obligations of Lessee hereunder shall be separate and independent covenants and agreements. Lessee covenants and agrees that it will remain obligated under this Lease in accordance with its terms, and that Lessee will not take any action to terminate, rescind or avoid this Lease, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Lessor or any assignee of Lessor in any such proceeding and notwithstanding any action with respect to this Lease which may be taken by any trustee or receiver of Lessor or of any assignee of Lessor in any such proceeding or by any court in any such proceeding.


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                  (d) Except as otherwise expressly provided in the Lease,
Lessee waives all rights now or hereafter conferred by law (i) to quit, terminate or surrender this Lease or the demised premises or any part thereof or
(ii) to any abatement, suspension, deferment or reduction of the rent, or any other sums payable hereunder to or on behalf of Lessor, regardless of whether such rights shall arise from any present or future constitution, statute or rule of law.

         SECTION 5.02 TAXES AND ASSESSMENTS; COMPLIANCE WITH LAW.

                  (a) Lessee shall pay, prior to delinquency: (i) all taxes, assessments, levies, fees, water and sewer rents and charges and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term imposed or levied upon or assessed against or which arise with respect to (A) the Premises,
(B) any Basic Rent, additional rent or other sums payable hereunder, (C) this Lease or the leasehold estate hereby created or (D) the operation, possession or use of the Premises; (ii) all gross receipts or similar taxes (i.e., taxes based upon gross income which fail to take into account deductions with respect to depreciation, interest, taxes or ordinary and necessary business expenses, in each case relating to the Premises) imposed or levied upon, assessed against or measured by any Basic Rent, additional rent or other sums payable hereunder;
(iii) all sales, value added, ad valorem, use and similar taxes at any time levied, assessed or payable on account of the leasing, operation, possession or use of the Premises; and (iv) all charges of utilities, communications and similar services serving the Premises. Notwithstanding the foregoing, Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income, capital gains or similar tax of or on Lessor unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Lessee is required to pay pursuant to this Section 5.02(a); provided, however, that if, at any time during the Lease Term, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Lessor a capital levy or other tax directly on the rents received therefrom, or upon the value of the Premises or any present or future improvement or improvements on the Premises, then all such levies and taxes or the part thereof so measured or based shall be payable by Lessee, and Lessee shall pay and discharge the same as herein provided. Lessee will furnish to Lessor, promptly after request therefor, proof of payment of all items referred to above which are payable by Lessee. If any such assessment may legally be paid in installments, Lessee may pay such assessment in installments; in such event, Lessee shall be liable only for installments which become due and payable with respect to any tax period occurring in whole or in part during the Lease Term hereof; provided, however, that all amounts referred to in this Section 5.02(a) for the fiscal or tax year in which the Lease Term shall expire shall be apportioned so that Lessee shall pay those portions thereof which correspond with the portion of such year as are within the Lease Term hereby demised. Lessee shall, (i) if possible, have the tax bills mailed directly to Lessee by the proper governmental agency, and (ii) for the last lease year of the Term hereof, furnish an apportionment between Lessee and Lessor based on the number of days of Lessee's last lease year which fall within the then current calendar year. Further, Lessor acknowledges that the Premises is subject to a Tax Increment Financing Agreement ("TIF") between Lessee and the City of New Hope, Minnesota and the county assessor and all payments received under the TIF shall belong to and remain with Lessee so long as no Event of Default exists hereunder or Lessee is released from liability hereunder.


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                  (b) Lessee shall comply with and cause the Premises to comply with and shall assume all obligations and liabilities with respect to (i) all laws, ordinances and regulations and other governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, whether or not presently contemplated (collectively, "Legal Requirements"), as applied to the Premises or the ownership, operation, use or possession thereof and (ii) all contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements, covenants, conditions and restrictions now or hereafter applicable to the Premises or the ownership, operation, use or possession thereof (other than covenants, conditions and restrictions imposed by Lessor subsequent to the date of this agreement without the consent of Lessee), including, but not limited to, all such Legal Requirements, contracts, agreements, covenants, conditions and restrictions which require structural, unforeseen or extraordinary changes; provided, however, that, with respect to any of the obligations of Lessee in clause (ii) above which are not now in existence, Lessee shall not be required to so comply unless Lessee is either a party thereto or has given its written consent thereto, or unless the same is occasioned by Legal Requirements or Lessee's default (including any failure or omission by Lessee) under this Lease. Nothing in clause (ii) of the immediately preceding sentence or the following sentence shall modify the obligations of Lessee under Section 5.04 of this Lease.

                  (c) If required by Lessor's Mortgagee at any time during the Lease Term, or if an Event of Default shall occur, upon the request of Lessor, Lessee shall, in addition to and concurrently with the payment of Basic Rent as required in subsection 1.04(a) hereof, pay one-twelfth of the amount (as estimated by Lessor or Lessor's Mortgagee, as applicable) of the annual taxes and assessments described in subsection 5.02(a) hereof and the annual premiums for insurance required in Section 6.03 hereof next becoming due and payable with respect to the Premises. Lessee shall also pay to Lessor on demand therefor the amount by which the actual taxes and assessments and insurance premiums exceed the payment by Lessee required in this subsection.

         SECTION 5.03 LIENS. Lessee will remove and discharge any charge, lien, security interest or encumbrance upon the Premises or upon any Basic Rent, additional rent or other sums payable hereunder which arises for any reason, including, without limitation, all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Premises or by reason of labor or materials furnished or claimed to have been furnished to Lessee or for the Premises, but not including (i) the liens and encumbrances set forth in Exhibit B, (ii) this Lease and any assignment hereof or any sublease permitted hereunder and (iii) any mortgage, charge, lien, security interest or encumbrance created or caused by or through Lessor or its agents, employees or representatives without the consent of Lessee. Lessee may provide a bond or other security reasonable acceptable to Lessor (but in no event greater in amount than the amount of such encumbrance) to remove or pay all costs associated with the removal of any such lien, provided the conditions of Section
5.05 shall be satisfied. Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance (on behalf of or for the benefit of Lessor) by any contractor, laborer, materialman or vendor, of any labor or services or for the furnishing of any materials for any construction,


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alteration, addition, repair or demolition of or to the Premises or any part thereof. NOTICE IS HEREBY GIVEN THAT LESSOR WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO LESSEE, OR TO ANYONE HOLDING AN INTEREST IN THE PREMISES OR ANY PART THEREOF THROUGH OR UNDER LESSEE, AND THAT NO MECHANIC'S OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LESSOR IN AND TO THE PREMISES UNLESS BY OR THROUGH LESSOR OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES WITHOUT THE CONSENT OF LESSEE.

         SECTION 5.04 INDEMNIFICATION.

                  (a) Except for the gross negligence or willful misconduct of any Indemnified Party (as defined herein), Lessee shall defend all actions against Lessor and any partner, officer, director, member, employee or shareholder of the foregoing (collectively, "Indemnified Parties"), with respect to, and shall pay, protect, indemnify and save harmless the Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on or about the Premises, or connected with the use, condition or occupancy of any thereof,
(ii) violation by Lessee of this Lease, (iii) use, act or omission of Lessee or its agents, contractors, licensees, sublessees or invitees and (iv) contest referred to in Section 5.05 of this Lease. LESSEE UNDERSTANDS AND AGREES THAT THE FOREGOING INDEMNIFICATION OBLIGATIONS OF LESSEE ARE EXPRESSLY INTENDED TO AND SHALL INURE TO THE BENEFIT OF THE INDEMNIFIED PARTIES EVEN IF SOME OR ALL OF THE MATTERS FOR WHICH SUCH INDEMNIFICATION IS PROVIDED ARE CAUSED OR ALLEGED TO HAVE BEEN CAUSED BY THE SOLE SIMPLE, JOINT OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES, BUT NOT TO THE EXTENT CAUSED BY THE INDEMNIFIED PARTIES' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. The obligations of Lessee under this Section 5.04 shall survive any termination, expiration, rejection in bankruptcy, or assumption in bankruptcy of this Lease.

                  (b) The rights and obligations of Lessor and Lessee with respect to claims by Lessor against Lessee brought pursuant to this Section 5.04 and Section 5.06 shall be subject to the following conditions:

                           (i) If a Lessor receives notice of the assertion of
any claim in respect of which it intends to make an indemnification claim under this Section 5.04 or Section 5.06, Lessor shall promptly provide written notice of such assertion to Lessee; provided that failure of Lessor to give Lessee prompt notice as provided herein shall not relieve Lessee of any of its obligations hereunder, except to the extent the Lessee is prejudiced by such failure. The notice shall describe in reasonable detail the nature of the claim and the basis for an indemnification claim under Section this Section 5.04 or
Section 5.06, and shall be accompanied by all papers and documents which have been served upon Lessor and such other documents and information as may be appropriate to an understanding of such claim and the liability of Lessee to indemnify Lessor hereunder. Except as required by law, the Lessor shall not answer or otherwise respond to such claim or take any other action which may prejudice the defense thereof unless and until Lessee has been given the opportunity to assume the defense thereof as required by this Section 5.04 and refused to do so.

                           (ii) Upon receipt of an indemnification notice under
this Section 5.04, the Lessee shall have the right, but not the obligation, to promptly assume and take exclusive control of the defense, negotiation and/or settlement of such claim; provided, however, that if the representation of both parties by Lessee would be inappropriate due to actual or potential differing interests between them, then the Lessee shall not be obligated to assume such defense. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Lessor shall have the right to select counsel, and the reasonable costs of such counsel shall be paid by Lessee. The parties acknowledge that, with respect to claims for which insurance is available, the rights of the parties to select counsel for the defense of such claims shall be subject to such approval rights as the insurance company providing coverage may have.

                           (iii) The party controlling the defense of a claim
shall keep the other party reasonably informed at all stages of the defense of such claim. The party not controlling the defense of any claim shall have the right, at its sole cost and expense, to participate in, but not control, the defense of any such claim. Each party shall reasonably cooperate with the other in the defense, negotiation and/or settlement of any such claim. In connection with any defense of a claim undertaken by Lessee, Lessor shall provide Lessee, and its counsel, accountants and other representatives, with reasonable access to relevant books and records and make available such personnel of Lessor as Lessee may reasonably request.

         SECTION 5.05 PERMITTED CONTESTS.

                  (a) Lessee, at its expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, any Legal Requirement with which Lessee is required to comply pursuant to Section 5.02(b) or any Environmental Law under Section 5.06, or the amount or validity or application, in whole or in part, of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Sections 2.01, 2.02, 5.02(a), 5.03 and 6.02, provided that unless Lessee has already paid such tax, assessment or charge (i) the commencement of such proceedings shall suspend the enforcement or collection thereof against or from Lessor and against or from the Premises, (ii) neither the Premises nor any rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost, (iii) Lessee shall have furnished such security, if any, as may be required in the proceedings and as may be reasonably required by Lessor (but in no event shall such additional security be required in excess of 125% of the amount in dispute and may be in the form of a letter of credit), and
(iv) if such contest be finally resolved against Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon. Lessor, at Lessee's expense, shall execute and deliver to Lessee such authorizations and other documents as reasonably may be required in any such contest. Lessee shall indemnify and save Lessor harmless against any cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom. Notwithstanding any other provision of this Lease to the contrary, Lessee shall not be in default hereunder in respect to the compliance with any Legal Requirement with which Lessee is obligated to comply pursuant to

Section 5.02(b), any Environmental Law under Section 5.06, or in respect to the payment of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Section 2.01, 2.02, 5.02(a), 5.03 and 6.02 which Lessee is in good faith contesting.

                  (b) Without limiting the provisions of Section 5.05(a), so long as no Lease Event of Default exists and the conditions set forth in Section 5.05(a) are satisfied, Lessor hereby irrevocably appoints Lessee as Lessor's attorney-in-fact solely for the purpose of prosecuting a contest of any tax, assessment or charge which Lessee is obligated to pay. Such appointment is coupled with an interest. Notwithstanding the foregoing appointment, if Lessee determines it to be preferable in prosecution of a contest of a tax, assessment or charge, upon Lessee's prior request, Lessor shall execute the real estate tax complaint and/or other documents reasonably needed by Lessee to prosecute the complaint as to such tax, assessment or charge and return same to Lessee within ten (10) days. In such event, Lessee shall pay all of Lessor's costs and expenses in connection therewith, including, without limitation, reasonable attorneys' fees and Lessee shall arrange for preparation of such documentation at Lessee's sole cost and expense.

         SECTION 5.06 ENVIRONMENTAL COMPLIANCE.

                  (a) For purposes of this Lease:

                           (i) the term "Environmental Laws" shall mean and
include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and all applicable state and local environmental laws, ordinances, rules, requirements, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted and any and all other federal, state or local laws, ordinances, rules, requirements, regulations and publications, now or hereafter existing, relating to (i) the preservation or regulation of the public health, welfare or environment, (ii) the regulation or control of toxic or hazardous substances or materials, or
(iii) any wrongful death, personal injury or property damage that is caused by or related to the presence, growth, proliferation, reproduction, dispersal, or contact with any biological organism or portion thereof (living or dead), including molds or other fungi, bacteria or other microorganisms or any etiologic agents or materials; and

                           (ii) the term "Regulated Substance" shall mean and
include any, each and all substances, biological and etiologic agents or materials now or hereafter regulated pursuant to any Environmental Laws, including, but not limited to, any such substance, biological or etiological agent or material now or hereafter defined as or deemed to be a "regulated substance," "pesticide," "hazardous substance" or "hazardous waste" or included in any similar or like classification or categorization thereunder.

                  (b) Lessee shall:

                           (i) , not cause or permit any Regulated Substance to
be placed, held, located, released, transported or disposed of on, under, at or from the Premises in violation of Environmental Laws (but Lessee is not precluded from having a Regulated Substance on the Premises that it uses in its business in such instance where Lessee maintains a license to use and dispose of such Regulated Substance) and does so in compliance with applicable law;

                           (ii) contain at or remove from the Premises, or
perform any other necessary remedial action regarding, any Regulated Substance in any way affecting the Premises if, as and when such containment, removal or other remedial action is required under any Legal Requirement and, whether or not so required, shall perform any containment, removal or remediation of any kind involving any Regulated Substance in any way materially adversely affecting the Premises in compliance with all Legal Requirements and, upon reasonable request of Lessor after consultation with Lessee (which request may be given only if Lessor has received information such that it reasonably believes that environmental contamination exists which may have a material adverse effect on the Premises), shall arrange a phase I environmental audits (as such term is defined now or hereafter by the environmental remediation industry), or such other or further testing or actions as may be required by Legal Requirements or as may be mutually agreed to by Lessor and Lessee, to be conducted at the Premises by qualified companies retained by Lessee specializing in environmental matters and reasonably satisfactory to Lessor in order to ascertain compliance with all Legal Requirements and the requirements of this Lease, all of the foregoing to be at Lessee's sole cost and expense;

                           (iii) provide Lessor with written notice (and a copy
as may be applicable) of any of the following within 10 days of receipt thereof:
(A) Lessee's obtaining knowledge or notice of any kind of the material presence, or any actual or threatened release, of any Regulated Substance in any way materially adversely affecting the Premises; (B) Lessee's receipt or submission, or Lessee's obtaining knowledge or notice of any kind, of any report, citation, notice or other communication from or to any federal, state or local governmental or quasi-governmental authority regarding any Regulated Substance in any way materially adversely affecting the Premises; or (C) Lessee's obtaining knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasi-governmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Regulated Substance in any way materially adversely affecting the Premises, or of the filing or recording of any lien on the Premises or any portion thereof in connection with any such action or Regulated Substance in any way materially adversely affecting the Premises; and

                           (iv) in addition to the requirements of Section 5.04
hereof, defend all actions against the Indemnified Parties and Lessor's Mortgagee and pay, protect, indemnify and save harmless the Indemnified Parties and Lessor's Mortgagee from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature relating to any Environmental Laws, Regulated Substances or other environmental matters concerning the Premises; except to the extent caused by through Lessor, Lessor's Mortgagee, or their agents, employees or representatives. The indemnity contained in this Section 5.06 shall survive the expiration or earlier termination of this Lease.

                  (c) Upon reasonable cause and prior written notice from Lessor, Lessee shall permit such reasonably qualified persons as Lessor may designate ("Site Reviewers") to visit the Premises and perform environmental site investigations and assessments ("Site Assessments") on the Premises for the purpose of determining whether there exists on the Premises any violation of Environmental Laws or any condition which could result in any violations of Environmental Laws. Such Site Assessments may include both above and below the ground environmental testing for violations of Environmental Laws and such other tests as may be necessary, in the reasonable opinion of the Site Reviewers, to conduct the Site Assessments. Lessee shall supply to the Site Reviewers such historical and operational information regarding the Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. If no environmental conditions exist that require remediation then the cost for the Site Assessments shall be paid by Lessor, and if the Site Assessment reveals that remediation is required then Lessee shall pay for the cost of the Site Assessment.

If any violation of Environmental Laws occurs or is found to exist and, in Lessor's reasonable judgment based upon the written bids of reputable environmental professionals, the cost of the Site Assessment and the cost of the remediation of, or other response action with respect to, the same is likely to exceed $100,000, Lessee shall provide to Lessor, within ten (10) days after Lessor's request therefor, adequate financial assurances that Lessee will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Lessor in form and substance and in an amount equal to or greater than Lessors' reasonable estimate, based upon a Site Assessment performed pursuant to this Paragraph, of the anticipated cost of such remedial action. The obligations of Lessee under this provision of the Lease shall survive the termination of the Lease.

If Lessee fails to correct any violation of Environmental Laws which occurs or is found to exist, Lessor shall have the right (but no obligation) to take any and all actions as Lessor shall reasonably deem necessary or advisable in order to cure such violation of Environmental Laws.

All future leases, subleases or concession agreements permitted by this Lease relating to the Premises entered into by Lessee shall contain covenants of the other party not to knowingly at any time (i) cause any violation of Environmental Laws to occur or (ii) permit any Person occupying the Premises through said subtenant or concessionaire to knowingly cause any violation of Environmental Laws to occur.

                                   ARTICLE VI

         SECTION 6.01 PROCEDURE UPON PURCHASE.

                  (a) If Lessee shall purchase the Premises pursuant to Section
6.02 of this Lease, Lessor shall convey or cause to be conveyed title thereto by special warranty deed, free of any mortgage imposed by Lessor and subject only to this Lease, the lien of any taxes, exceptions subject to which the Premises were conveyed to Lessor, exceptions created or consented to or existing by reason of any action or inaction by Lessee and all Legal Requirements.

                  (b) Upon the date fixed for any purchase of the Premises pursuant to Section 6.02 of this Lease, Lessee shall pay to Lessor the purchase price therefor specified herein in immediately available funds, together with all Basic Rent, additional rent and other sums then due and payable hereunder to and including such date of purchase, and there shall be delivered to Lessee a deed or other conveyance of the interests in the Premises then being sold to Lessee and any other instruments reasonably necessary to evidence the conveyance of title thereto described in Section 6.01(a) and to assign any other property then required to be assigned by Lessor pursuant hereto. Lessee acknowledges and understands that any conveyance of the Premises by Lessor to Lessee shall be made on an "As-Is", "Where-Is" and "With All Faults" basis, and without any representations or warranties, express, implied or statutory as to the Premises' habitability, suitability, marketability, value, fitness for any particular use or purpose, the absence or presence of any latent or patent defects at or within the Premises, or the compliance of the Premises with any laws (including, without limitation, any environmental laws), and the deed by which Lessor conveys the Premises to Lessee shall contain express language to such effect.

                  (c) There shall be no adjustments at the closing of a purchase pursuant to this Section 6.01. Lessee shall pay all charges incident to such conveyance and assignment, including, without limitation, reasonable counsel fees, escrow fees, recording fees, title insurance premiums (but not including deed tax, if required to be paid by seller under Minnesota law or any income, capital gain or franchise taxes of Lessor) which may be imposed by reason of such conveyance and assignment and the delivery of said deed or conveyance and other instruments. Upon the completion of any purchase of the entire Premises (but not of any lesser interest than the entire Premises) but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Lessor), this Lease shall terminate, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to such completion of purchase or which specifically survive the expiration or earlier termination of this Lease.

         SECTION 6.02 CONDEMNATION AND CASUALTY.

                  (a) GENERAL PROVISIONS. Except as provided in Section 6.02(b) and (c), Lessee hereby irrevocably assigns to Lessor any award, compensation or insurance payment to which Lessee may become entitled by reason of Lessee's interest in the Premises (i) if the use, occupancy or title of the Premises or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain ("Condemnation") or (ii) if the Premises or any part thereof is damaged or destroyed by fire, flood or other casualty ("Casualty"). All awards, compensations and insurance payments on account of any Condemnation or Casualty are herein collectively called "Compensation". Lessee may not unilaterally negotiate, prosecute or adjust any claim for any Compensation. Lessee must consult with and obtain Lessor's consent thereto. If the parties are unable to so agree, then they shall appoint an entity or individual that specializes in such negotiations who shall negotiate, prosecute and adjust a claim for Compensation. Lessor shall be entitled to participate in any such proceeding, action, negotiation, prosecution, appeal or adjustment as contemplated herein. Notwithstanding anything to the contrary contained in this
Article VI, if permissible under applicable law, any separate Compensation made to Lessee for its moving and relocation expenses, anticipated loss of business profits, loss of goodwill or fixtures and equipment paid for by Lessee and which are not part of the Premises (including, without limitation, the Severable Property) shall be paid directly to and shall be retained by Lessee (and shall not be deemed to be "Compensation"). All Compensation shall be applied pursuant to this Section 6.02, and all such Compensation (less the expense of collecting such Compensation) is herein called the "Net Proceeds." Except as specifically set for herein, all Net Proceeds shall be paid to the Proceeds Trustee (as defined herein) and applied pursuant to this Section 6.02.

                  (b) SUBSTANTIAL CONDEMNATION. If a Condemnation shall, in Lessee's good faith judgment, affect all or a substantial portion of the Premises and shall render the Premises unsuitable for restoration for continued use and occupancy in Lessee's business, then Lessee may, not later than 60 days after a determination has been made as to when possession of the Premises must be delivered with respect to such Condemnation, deliver to Lessor (i) notice of its intention ("Notice of Intention") to terminate this Lease on the next rental payment date which occurs not less than 90 days after the delivery of such notice (the "Condemnation Termination Date"), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Condemnation has rendered the Premises unsuitable for restoration for continued use and occupancy in Lessee's business, and (iii) an irrevocable offer by Lessee to Lessor to purchase on the Condemnation Termination Date any remaining portion of the Premises and the Net Proceeds, if any, payable in connection with such Condemnation (or the right to receive the same when made, if payment thereof has not yet been made), at a price equal to the Fair Market Value immediately prior to the Condemnation. If Lessor shall reject such offer by notice given to Lessee not later than 15 days prior to the Condemnation Termination Date, this Lease shall terminate on the Condemnation Termination Date, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have accrued on or prior to the Condemnation Termination Date, upon payment by Lessee of all Basic Rent, additional rent and other sums due and payable hereunder to and including the Condemnation Termination Date, and the Net Proceeds shall belong to Lessor. Unless Lessor shall have rejected such offer in accordance with this Section, Lessor shall be conclusively considered to have accepted such offer, and, on the Condemnation Termination Date, there shall be conveyed to Lessee or its designee the remaining portion of the Premises, if any, and there shall be assigned to Lessee or its designee all its interest in the Net Proceeds, pursuant to and upon compliance with Section 6.01. In the event Lessee does not deliver the Notice of Intention to Lessor, Lessor shall permit so much of the Net Proceeds as may be necessary to be utilized by Lessee to repair or restore the Premises, subject to the reasonable requirements of Lessor's Mortgagee.

                  (c) SUBSTANTIAL CASUALTY DURING CERTAIN PERIOD. If an insured Casualty shall, in Lessee's good-faith judgment, affect all or a substantial portion of the Premises during the last five years of the Primary Term or the last two (2) years of any Extended Term and shall render the Premises unsuitable for restoration for continued use and occupancy in Lessee's business, then Lessee may, not later than 150 days after such Casualty, deliver to Lessor (i) notice of its intention to terminate this Lease on the next rental payment date which occurs not less than 60 days after the delivery of such notice (the "Casualty Termination Date"), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Casualty has rendered the Premises unsuitable for restoration for continued use and occupancy in Lessee's business, and (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement then in effect with which Lessee is obligated to comply pursuant to this Lease. Upon payment by Lessee of all Basic Rent, additional rent and other sums then due and payable hereunder to and including the Casualty Termination Date, this Lease shall terminate on the Casualty Termination Date except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have accrued on or prior to the Casualty Termination Date, and the Net Proceeds shall belong to Lessor.

                  (d) LESS THAN SUBSTANTIAL CONDEMNATION OR ANY CASUALTY DURING THE PRIMARY TERM. If, after a Condemnation or Casualty, Lessee does not give or does not have the right to give notice of its intention to terminate this Lease as provided in subsection 6.02(b) or (c), then this Lease shall continue in full force and effect and Lessee shall, at its expense, rebuild, replace or repair the Premises in conformity with the requirements of subsections 2.01, 2.02 and
5.03 so as to restore the Premises (in the case of Condemnation, as nearly as practicable) to the condition, and character thereof immediately prior to such Casualty or Condemnation; provided that Lessee and Lessor shall use reasonable efforts to consider modifications which would make the Improvements a more contemporary design. To the extent the Net Proceeds with respect to any Casualty are less than $200,000, such amount shall be paid to Lessee to be used to rebuild, replace or repair the Premises in a lien free and good and workmanlike manner. To the extent the Net Proceeds from any Casualty are $200,000 or greater, such amount shall be paid to the Proceeds Trustee and prior to any such rebuilding, replacement or repair, Lessee shall determine the maximum cost thereof (the "Restoration Cost"), which amount shall be reasonably acceptable to Lessor, not to be unreasonably delayed. The Restoration Cost shall be paid first out of Lessee's own funds to the extent that the Restoration Cost exceeds the Net Proceeds payable in connection with such occurrence, after which expenditure Lessee shall be entitled to receive the Net Proceeds from the Proceeds Trustee, but only against (i) certificates of Lessee delivered to Lessor and the Proceeds Trustee from time to time but no more often than monthly as such work of rebuilding, replacement and repair progresses, each such certificate describing the work for which Lessee is requesting payment and the cost incurred by Lessee in connection therewith and stating that Lessee has not theretofore received payment for such work and (ii) such additional documentation or conditions as Lessor or the Proceeds Trustee may reasonably require, including, but not limited to, copies of all contracts and subcontracts relating to restoration, architects' certifications, title policy updates and lien waivers or releases. Any Net Proceeds remaining after final payment has been made for such work and after Lessee has been reimbursed for any portions it contributed to the Restoration Cost with respect to any Casualty shall be paid to Lessee and with respect to any Condemnation shall be paid to Lessor. In the event of any temporary Condemnation, this Lease shall remain in full effect and Lessee shall be entitled to receive the Net Proceeds allocable to such temporary Condemnation, except that any portion of the Net Proceeds allocable to the period after the expiration or termination of the Lease Term shall be paid to Lessor. If the cost of any rebuilding, replacement or repair required to be made by Lessee pursuant to this subsection 6.02(d) shall exceed the amount of such Net Proceeds, the deficiency shall be paid by Lessee.

                  (e) Notwithstanding anything to the contrary in this Lease, all of the foregoing provisions of this Section 6.02 shall be subject and subordinate to any provisions to the contrary contained in any Subordination, Non-Disturbance and Attornment Agreement, Mortgage or other document evidencing or securing a loan made by any Mortgagee to Lessor.

         SECTION 6.03 INSURANCE.

                  (a) Lessee will maintain insurance on the Premises of the following character:

                           (i) Insurance against all risks of direct physical
loss, including loss by fire, lightning, flooding (if the Premises are in a flood zone), earthquakes and other risks which at the time are included under "extended coverage" endorsements, in amounts sufficient to prevent Lessor and Lessee from becoming a coinsurer of any loss but in any event in amounts not less than 100% of the actual replacement value of the Improvements, exclusive of foundations and excavations, without any exclusion for terrorism or "mold" and with deductibles of not more than $10,000 per occurrence; provided, however, if the Premises are not located in an area of special flood or earthquake hazards, the deductibles for flood and earthquake damage, respectively, may be increased to $25,000 per occurrence;

                           (ii) General public liability insurance and/or
umbrella liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises in the minimum amounts of $5,000,000 for bodily injury or death to any one person, $10,000,000 for any one accident and $5,000,000 for property damage to others or in such greater amounts as are then customary for property similar in use to the Premises;

                           (iii) Rent loss insurance or business interruption
insurance in an amount sufficient to cover loss of rents from the Premises pursuant to this Lease for a period of at least twelve (12) months;

                           (iv) Worker's compensation insurance to the extent
required by the law of the state in which the Premises are located;

                           (v) Boiler and machinery insurance in respect of any
boilers and similar apparatus located on the Premises in the minimum amount of $500,000 or in such greater amounts as to adequately insure the Premises;

                           (vi) During any period of construction on the
Premises, builder's risk insurance on a completed value, nonreporting basis for the total cost of such alterations or improvements, and workers' compensation insurance as required by applicable law. This coverage may be provided by Lessee's all risk property insurance pursuant to Section 6.03(i) herein; and

                           (vii) Such other insurance in such kinds and amounts,
with such deductibles and against such risks, as Lessor's Mortgagee may require or as is commonly obtained in the case of property similar in use to the Premises and located in the state in which the Premises are located by prudent owners of such property and which is available at commercially reasonable prices.

         Such insurance shall be written by companies authorized to do business in the state where the Premises are located and carrying a claims paying ability rating of at least A-XII by A.M.

Best or A by Standard and Poor's, as applicable, and with the exception of workers' compensation insurance, shall name Lessor as an additional insured as its interest may appear. If the Premises or any part thereof shall be damaged or destroyed by Casualty, and if the estimated cost of rebuilding, replacing or repairing the same shall exceed $200,000, Lessee promptly shall notify Lessor thereof. In the event that Lessee is unable to obtain insurance as required herein at rates that are commercially reasonable or such insurances are no longer offered by commercial carriers insuring property in the State of Minnesota then in such instance it shall have the right to request Lessee to waive such requirement or to otherwise increase the deductible amount as necessary to obtain insurance at a reasonable cost.

                  (b) Every such policy provided pursuant to clause (a)(i), above shall bear a mortgagee endorsement in favor of any mortgagee(s) or beneficiary(ies) identified by Lessor (whether one or more, the "Mortgagee") under any mortgages, deeds of trust or similar security instruments creating a lien on the interest of Lessor in the Premises (whether one or more, the "Mortgage"), and any loss under any such policy shall be payable to the Mortgagee which has a first lien on such interest (if there is more than one first Mortgagee, then to the trustee for such Mortgagees) to be held and applied by Mortgagee toward restoration pursuant to Section 6.02. Every such policy with the exception of workers' compensation insurance, shall name the Mortgagee as an additional insured as its interest may appear. Every policy referred to in subsection 6.03(a) shall provide that it will not be cancelled or amended except after 30 days' written notice to Lessor and the Mortgagee and that it shall not be invalidated by any act or negligence of Lessor, Lessee or any person or entity having an interest in the Premises, nor by occupancy or use of the Premises for purposes more hazardous than permitted by such policy, nor by any foreclosure or other proceedings relating to the Premises, nor by change in title to or ownership of the Premises. The "Proceeds Trustee" shall be a financial institution selected by Lessor and reasonably approved by Lessee and may be the Mortgagee.

                  (c) Lessee shall deliver to Lessor and Mortgagee (i) upon request copies of the applicable insurance policies and (ii) original or duplicate certificates of insurance, satisfactory to Lessor and Mortgagee evidencing the existence of all insurance which is required to be maintained by Lessee hereunder and payment of all premiums therefor, such delivery to be made
(i) upon the execution and delivery hereof and (ii) at least 10 days prior to the expiration of any such insurance. Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 6.03 unless Lessor is named an additional insured therein and unless there is a mortgagee endorsement in favor of Mortgagee with loss payable as provided herein. Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor and Mortgagee the policies or certificates evidencing the same. Any insurance required hereunder may be provided under blanket policies, provided that the Premises are specified therein.

                  (d) The requirements of this Section 6.03 shall not be construed to negate or modify Lessee's obligations under Section 5.04.

                                  ARTICLE VII

         SECTION 7.01 CONDITIONAL LIMITATIONS; DEFAULT PROVISIONS.

                  (a) Any of the following occurrences or acts shall constitute an Event of Default under this Lease:

                           (i) If Lessee shall (1) fail to pay any Basic Rent,
additional rent or other sum when due or (2) fail to observe or perform any other provision hereof and such nonmonetary failure shall continue for 30 days after written notice to Lessee of such failure (provided that, in the case of any such failure which cannot be cured by the payment of money and cannot with diligence be cured within such 30-day period, if Lessee shall commence promptly to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such failure may be cured shall be extended for such period not to exceed 180 days as is necessary to complete the curing thereof with diligence);

                           (ii) If any representation or warranty of Lessee set
forth in any certificate provided by Lessee pursuant to this Lease, shall prove to be incorrect in any material adverse respect as of the time when the same shall have been made in a way adverse to Lessor and Lessor shall suffer a loss or detriment as a result thereof, including, without limitation, the taking of any action (including, without limitation, the demise of the Premises to Lessee herein) in reliance upon such representation or warranty and, in each case, the facts shall not be conformed to the representation and warranty as soon as practicable in the circumstances (but in no event to exceed 30 days) after written notice to Lessee from Lessor of such inaccuracy and Lessor restored to the position it would have enjoyed had such representation or warranty been accurate at the time it was made;

                           (iii) If Lessee shall file a petition in bankruptcy
or for reorganization or for an arrangement pursuant to any federal or state law or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors, or if a petition proposing the adjudication of Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Lessee shall consent to or acquiesce in the filing thereof or such petition shall not be discharged or denied within 90 days after the filing thereof;

                           (iv) If a receiver, trustee or conservator of Lessee
or of all or substantially all of the assets of Lessee or of the Premises or Lessee's or estate therein shall be appointed in any proceeding brought by Lessee, or if any such receiver, trustee or conservator shall be appointed in any proceeding brought against Lessee and shall not be discharged within 90 days after such appointment, or if Lessee shall consent to or acquiesce in such appointment; and

                           (v) If the Premises shall have been abandoned and not
maintained in the manner required hereunder for a period of 10 consecutive days after written notice of such from Lessor to Lessee.

                           (vi) If a Letter of Credit has been posted as the
Security Deposit or other security hereunder, and the issuer of the Letter of Credit cancels, terminates or refuses to honor it, Lessee shall fail to renew the Letter of Credit within ten (10) business days or shall fail to post a cash equivalent amount of the Letter of Credit within ten (10) days after notice of such cancellation, termination or refusal.

                  (b) If an Event of Default shall have happened and be continuing, Lessor shall have the right to give Lessee notice of Lessor's termination of the Lease Term. Upon the giving of such notice, the Lease Term and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Lease Term, and all rights of Lessee hereunder shall expire and terminate, but Lessee shall remain liable as hereinafter provided.

                  (c) If an Event of Default shall have happened and be continuing, Lessor shall have the immediate right, whether or not the Lease Term shall have been terminated pursuant to subsection 7.01(b), to reenter and repossess the Premises and the right to remove all persons and property (subject to Section 3.02) therefrom by summary proceedings, ejectment or any other legal action or in any lawful manner Lessor determines to be necessary or desirable. Lessor shall be under no liability by reason of any such reentry, repossession or removal. No such reentry, repossession or removal shall be construed as an election by Lessor to terminate the Lease Term unless a notice of such termination is given to Lessee pursuant to subsection 7.01(b) or unless such termination is decreed by a court.

                  (d) At any time or from time to time after a reentry, repossession or removal pursuant to subsection 7.01(c), whether or not the Lease Term shall have been terminated pursuant to subsection 7.01(b), Lessor may relet the Premises for the account of Lessee, in the name of Lessee or Lessor or otherwise. Lessor may collect any rents payable by reason of such reletting. Lessor shall use commercially reasonable best efforts to relet the Premises and to collect the rent due upon a relet but not be liable for any failure to relet the Premises or to collect any rent due on such reletting.

                  (e) No expiration or termination of the Lease Term pursuant to subsection 7.01(b), by operation of law or otherwise, and no reentry, repossession or removal pursuant to subsection 7.01(c) or otherwise, and no reletting of the Premises pursuant to subsection 7.01(d) or otherwise, shall relieve Lessee of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, reentry, repossession, removal or reletting.

                  (f) In the event of any expiration or termination of the Lease Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Lessee shall pay to Lessor all Basic Rent, additional rent and other sums required to be paid by Lessee, in each case to and including the date of such expiration, termination, reentry, repossession or removal, and, thereafter, Lessee shall, until the end of what would have been the Lease Term in the absence of such expiration, termination, reentry, repossession or removal and whether or not the Premises shall have been relet, be liable to Lessor for, and shall pay to Lessor, as liquidated and agreed current damages: (i) all Basic Rent, all additional rent and other sums which would be payable under this Lease by Lessee in the absence of any such expiration, termination, reentry, repossession or removal, together with all expenses of Lessor in connection with such reletting (including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys' fees and expenses (including, without limitation, fees and expenses of appellate proceedings), employee's expenses, alteration costs and expenses of necessary preparation for such reletting), less
(ii) the net proceeds, if any, of any reletting effected for the account of Lessee pursuant to subsection 7.01(d). Lessee shall pay such liquidated and agreed current damages on the dates on which rent would be payable under this Lease in the absence of such expiration, termination, reentry, repossession or removal, and Lessor shall be entitled to recover the same from Lessee on each such date.

                  (g) As an exclusive alternative to Lessor's other remedies hereunder, at any time after any such expiration or termination of the Lease Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, whether or not Lessor shall have collected any liquidated and agreed current damages pursuant to subsection 7.01(f), Lessor shall be entitled to recover from Lessee, and Lessee shall pay to Lessor on demand, as and for liquidated and agreed final damages for Lessee's default and in lieu of all liquidated and agreed current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of (a) the aggregate of all Basic Rent which would be payable under this Lease, in each case from the date of such demand (or, if it be earlier, to date to which Lessee shall have satisfied in full its obligations under subsection 7.01(f) to pay liquidated and agreed current damages) for what would be the then unexpired Lease Term (not taking into account any then unexercised Extension Terms) in the absence of such expiration, termination, reentry, repossession or removal, discounted at the rate equal to the then current yield on United States Treasury Notes having a maturity as of the stated date for expiration of the then existing Term of this Lease, plus 2% per annum (the "Reference Rate"), over (b) the then fair rental value of the Premises, discounted at the Reference Rate for the same period. Additionally, Lessee shall pay Lessor all ad valorem taxes for the then unexpired Lease Term from the date of such demand (not taking into account any then unexercised Extension Terms) calculated using the ad valorem taxes paid by Lessee in the tax year immediately prior to the default, but excluding any extraordinary special assessments that would not be reoccurring in future years of the unexpired Lease Term (for example: if the taxes paid in the prior year equaled $30,000, plus a one time special assessment of $10,000, and the unexpired Lease Term remaining is 5 years then Lessee shall pay Lessor under this provision an amount equal to $150,000 (i.e. the $30,000 reoccurring agreed upon value of ad valorem taxes multiplied by 5 years)). If any law shall limit the amount of liquidated final damages to less than the amount above agreed upon, Lessor shall be entitled to the maximum amount allowable under such law.

                  (h) Without in any way limiting any other rights or remedies available to Lessor hereunder, Lessor shall be entitled to draw on the Letter of Credit which shall be applied to any monetary obligations of Lessee hereunder in Lessor's sole discretion; provided, however, if the amount of the proceeds exceeds the aggregate amount of all monetary obligations of Lessee payable during the entire remaining Term hereof (without taking into account any then-unexercised Extension Terms) and all other amounts owing by Lessee hereunder, then such excess, if any, will be paid to Lessor to be held in an interest-bearing account. Such excess, along with any accrued interest, shall be paid to Lessee at the end of the Term of this Lease.


         SECTION 7.02 BANKRUPTCY OR INSOLVENCY.

                  (a) If Lessee shall become a debtor in a case filed under Chapter 7 or Chapter 11 of the Bankruptcy Code and Lessee or Lessee's trustee shall fail to elect to assume this Lease within 60 days after the filing of such petition or such additional time as provided by the court within such 60-day period, this Lease shall be deemed to have been rejected. Immediately thereupon, Lessor shall be entitled to possession of the Premises without further obligation to Lessee or Lessee's trustee, and this Lease, upon the election of Lessor, shall terminate, but Lessor's right to be compensated for damages (including, without limitation, liquidated damages pursuant to any provision hereof) or the exercise of any other remedies in any such proceeding shall survive, whether or not this Lease shall be terminated.

                  (b) Neither the whole nor any portion of Lessee's interest in this Lease or its estate in the Premises shall pass to any trustee, receiver, conservator, assignee for the benefit of creditors or any other person or entity, by operation of law or otherwise under the laws of any state having jurisdiction of the person or property of Lessee, unless Lessor shall have consented to such transfer. No acceptance by Lessor of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to constitute such consent by Lessor nor shall it be deemed a waiver of Lessor's right to terminate this Lease for any transfer of Lessee's interest under this Lease without such consent.

         SECTION 7.03 ADDITIONAL RIGHTS OF LESSOR.

                  (a) Except as provided in Section 7.01(g), no right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing. Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by Lessor of any Basic Rent, additional rent or other sums payable hereunder with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Lessor of any provision hereof shall be deemed to have been made unless made in writing. Lessor shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof, or to any other remedy allowed to Lessor by law or equity.

                  (b) Lessee hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have to redeem the Premises or to have a continuance of this Lease after termination of Lessee's right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the Lease Term as herein provided, (ii) the benefits of any law which exempts property from liability for debt and (iii) Lessee specifically waives any rights of redemption or reinstatement available by law or any successor law.

                  (c) If an Event of Default on the part of Lessee shall have occurred hereunder and be continuing, then, without thereby waiving such default, Lessor may, but shall be under no obligation to, take all action, including, without limitation, entry upon the Premises, to perform the obligation of Lessee hereunder immediately and without notice in the case of any emergency as may be reasonably determined by Lessor and upon five business days' notice to Lessee in other cases. All reasonable expenses incurred by Lessor in connection therewith, including, without limitation, reasonable attorneys' fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings), shall constitute additional rent under this Lease and shall be paid by Lessee to Lessor upon demand.

                  (d) If Lessee shall be in default in the performance of any of its obligations under this Lease beyond any applicable grace or cure period hereunder, Lessee shall pay to Lessor, on demand, all expenses incurred by Lessor as a result thereof, including, without limitation, reasonable attorneys' fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings) and any additional sums (including any late charge and default penalties, interest and fees of the counsel of Lessor's Mortgagee) which are payable by Lessor to its Mortgagee by reason of Lessee's late payment or non-payment of Basic Rent. If Lessor shall be made a party to any litigation commenced against Lessee and Lessee shall fail to provide Lessor with counsel approved by Lessor and pay the expenses thereof, Lessee shall pay all costs and reasonable attorneys' fees and expenses in connection with such litigation (including, without limitation, fees and expenses incurred in connection with any appellate proceedings).

                  (e) If Lessee shall fail to pay when due any Basic Rent, additional rent or other sum required to be paid by Lessee hereunder, Lessor shall be entitled to collect from Lessee as additional rent and Lessee shall pay to Lessor, in addition to such Basic Rent, additional rent or other sum, a late payment charge on the delinquency equal to the Late Rate from the date due until paid. The Late Rate shall be the lesser of (i) that per annum rate of interest which exceeds by two (2) percentage points the base rate most recently announced by Citibank, N.A., New York, New York, as its Base Rate or (ii) the maximum rate permitted by applicable law. In addition to all other remedies Lessor has hereunder, if Lessee shall fail to pay any Basic Rent, additional rent or other sum, as and when required to be paid by Lessee hereunder prior to the expiration for the period of payment pursuant to subsection 7.01(a)(i)(1), Lessor shall be entitled to collect from Lessee, and Lessee shall pay to Lessor, as additional rent, an amount equal to 1% of the amount shown in the notice as unpaid.

                                  ARTICLE VIII

         SECTION 8.01 NOTICES AND OTHER INSTRUMENTS. All notices, offers, consents and other instruments given pursuant to this Lease shall be in writing and shall be validly given when hand delivered or sent by a courier or express service guaranteeing overnight delivery or by telecopy, with original being promptly sent as otherwise provided above, addressed as follows:

         If to Lessor:              NL Ventures IV New Hope, L.P.
                                    c/o AIC Ventures
                                    8080 North Central Expwy - Suite 1080
                                    Dallas, TX 75206
                                    Attention:  Peter Carlsen
                                    Facsimile: (214) 363-4968

         With a copy to:            Fulbright & Jaworski L.L.P.
                                    300 Convent Street, Suite 2200
                                    San Antonio, Texas 78205
                                    Attention:  Heath D. Esterak
                                    Facsimile:  (210) 270-7205

         If to Lessee:              Navarre Corporation
                                    7400 49th Avenue North
                                    New Hope, MN  55428
                                    Attention:  Jim Gilbertson
                                    Facsimile:   763 504-1107

         With a copy to:            Winthrop & Weinstine, P.A.
                                    Attn: Beth G. Timm
                                    225 South Sixth Street, Suite 3500
                                    Minneapolis, MN 55402-4629
                                    Facsimile:  612-604-6800

         Lessor and Lessee each may from time to time specify, by giving 15 days' notice to each other party, (i) any other address in the United States as its address for purposes of this Lease and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder. Notices given in accordance with this Section 8.01 shall be deemed delivered on the day after they are sent.

         SECTION 8.02 ESTOPPEL CERTIFICATES; FINANCIAL INFORMATION.

                  (a) Lessee will, upon 10 business days' written notice at the request of Lessor, execute, acknowledge and deliver to Lessor a certificate of Lessee, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and stating the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid and either stating that to the knowledge of Lessee no default exists hereunder or specifying each such default of which Lessee has knowledge and whether or not Lessee is still occupying and operating the Premises and such other information as Lessor shall reasonably request. Any such certificate may be relied upon by any actual or prospective mortgagee or purchaser of the Premises. Lessor will, upon 10 business days' written notice at the request of Lessee, execute, acknowledge and deliver to Lessee a certificate of Lessor, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid, and either stating that to the knowledge of Lessor no default exists hereunder or specifying each such default of which Lessor has knowledge. Any such certificate may be relied upon by Lessee or any actual or prospective assignee or sublessee of the Premises.

                  (b) Lessee shall deliver to Lessor within ninety (90) days of the close of each fiscal year, annual audited financial statements of Lessee (which, at a minimum, shall include a balance sheet of Lessee and its consolidated subsidiaries, if any, as of the end of such year, a statement of profits and losses of Lessee and its consolidated subsidiaries, if any, for such year and a statement of cash flows of Lessee and its consolidated subsidiaries, if any, for such year, setting forth in each case, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope) prepared by a firm of independent certified public accountants approved by Lessor. Lessee shall also furnish to Lessor within thirty (30) days after the end of each quarter unaudited internal financial statements and all other quarterly reports of Lessee (which, at a minimum, shall include a balance sheet of Lessee and its consolidated subsidiaries, if any, as of the end of such quarter and statements of profits and losses of Lessee and its consolidated subsidiaries, if any, for such quarter, setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year in reasonable detail and scope) certified by Lessee's chief financial officer. All annual financial statements shall be accompanied by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP.

                  (c) Lessor and its agents and designees may enter upon and examine the Premises and examine the records and books of account and discuss the finances and business with the officers of the Lessee at reasonable times during normal business hours and on reasonable advance written notice. Lessee shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit. Except in the event of emergency, Lessee may designate an employee to accompany Lessor, its agents and designees on such examinations. Lessee will provide, upon Lessor's request, all information regarding the Premises, including, but not limited to, a current rent roll, an operating statement reflecting all income from subleases and all operating expenses for the Premises. Lessor and its agents and designees may enter upon and examine the Premises and show the Premises to prospective mortgagees and/or purchasers at reasonable times during normal business hours and on reasonable advance written notice

                                   ARTICLE IX

         SECTION 9.01 NO MERGER. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate, as well as the fee estate in the Premises or any interest in such fee estate.

         SECTION 9.02 SURRENDER. Upon the expiration or termination of this Lease, Lessee shall surrender the Premises to Lessor in as good repair and condition as received under Section 2.01(a) except for any damage resulting from Condemnation or Casualty or normal wear and tear.

         SECTION 9.03 ASSUMPTION. In the event of a consolidation of Lessee with one or more Persons or the sale or other disposition of all or substantially all of the assets of Lessee to one or more Persons, Lessee shall cause the surviving entity or transferee of assets, as the case may be, to deliver to Lessor, and any assignee of any interest of Lessor, an acknowledged instrument assuming all obligations, covenants and responsibilities of Lessee hereunder.

         SECTION 9.04 SEPARABILITY; BINDING EFFECT; GOVERNING LAW. Each provision hereof shall be separate and independent, and the breach of any provision by Lessor shall not discharge or relieve Lessee from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. All provisions contained in this Lease shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of Lessor to the same extent as if each such successor and assign were named as a party hereto. All provisions contained in this Lease shall be binding upon the successors and assigns of Lessee and shall inure to the benefit of and be enforceable by the permitted successors and assigns of Lessee in each case to the same extent as if each successor and assign were named as a party hereto. This Lease shall be governed by and interpreted in accordance with the laws of the state in which the Premises are located.

         SECTION 9.05 TABLE OF CONTENTS AND HEADINGS; INTERNAL REFERENCES. The table of contents and the headings of the various paragraphs and exhibits of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Lease. Unless stated to the contrary, any references to any Section, subsection, Exhibit and the like contained herein are to the respective Section, subsection, Exhibit and the like of this Lease.

         SECTION 9.06 COUNTERPARTS. This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been executed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be executed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument) and shall have been delivered by each of the parties to the other.

         SECTION 9.07 LESSOR'S LIABILITY. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of any partner, director, member, officer or shareholder of Lessor, its successors or assigns with respect to any of the terms, covenants and conditions of this Lease, and any liability on the part of Lessor shall be limited solely to the Premises, such exculpation of liability to be absolute and without any exception whatsoever.

         SECTION 9.08 AMENDMENTS AND MODIFICATIONS. Except as expressly provided herein, this Lease may not be modified or terminated except by a writing signed by Lessor and Lessee.

         SECTION 9.09 ADDITIONAL RENT. All amounts other than Basic Rent which Lessee is required to pay or discharge pursuant to this Lease, including the charge provided for by Section 7.03(e) hereof, shall constitute additional rent which shall include, but not be limited to all reasonable costs and expenses of Lessee and Lessor which are incurred in connection or associated with (A) the use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Premises, (B) the performance of any of Lessee's obligations under this Lease, (C) the prosecution, defense or settlement of any litigation involving the arising from any of the Premises or this Lease, (D) the enforcement by Lessor, its successors and assigns, of any of its right under this Lease, (E) any amendment to or modification of this Lease made at the request of Lessee, (F) costs of Lessor's counsel incurred in connection with any act undertaken by Lessor (or its counsel) at the request of Lessee, or incurred in connection with any act of Lessor performed on behalf of Lessee pursuant to this Lease.

         SECTION 9.10 CONSENT OF LESSOR. Except as specifically set forth in this Lease, all consents and approvals to be granted by Lessor shall not be unreasonably withheld, delayed or conditioned, and Lessee's sole remedy against Lessor for the failure to grant any consent shall be to seek injunctive relief.

         SECTION 9.11 QUIET ENJOYMENT. Lessor agrees that, subject to the rights of Lessor under Article VII of this Lease, Lessee shall hold and enjoy the Premises during the term of this Lease, free from any hindrance or interference from Lessor or any party claiming by, through or under Lessor.

         SECTION 9.12 HOLDING OVER. If Lessee remains in possession of the Premises, or any part thereof, after the expiration or other termination of the Lease Term, without Lessor's express written consent, Lessee shall be guilty of an unlawful detention of the Premises and shall be liable to Lessor for damages for use of the Premises during the period of such unlawful detention at a rate equal to one and one-half times the Basic Rent and all other amounts which would be payable during the Term hereof. In the event of such unlawful detention, Lessee shall indemnify and hold Lessor harmless from and against any and all claims, suits, proceedings, losses, damages, liabilities, costs and expenses, including, without limitation, attorneys' fees and disbursements, asserted against or incurred by Lessor, as a result of such unlawful detention. Notwithstanding the foregoing, Lessor shall be entitled to such other remedies and damages provided under this Lease or at law or in equity.

         SECTION 9.13 [Intentionally Deleted]

         SECTION 9.14 FINANCING. If Lessor desires to obtain or refinance any loan, Lessee shall execute any and all documents that such Mortgagee reasonably requires in connection with such financing, including any subordination, non-disturbance and attornment agreement ("SNDA" or "Subordination, Non-Disturbance and Attornment Agreement"), so long as the same do not adversely affect any right, benefit or privilege or the economic terms of Lessee under this Lease or increase Lessee's obligations under this Lease.

         SECTION 9.15 SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT. Notwithstanding anything to the contrary in this Lease, this Lease and Lessee's interest hereunder shall be subject, subordinate and inferior to any mortgage or other security instrument granted or entered into by Lessor in connection with the loan by which Lessor acquired the Premises from Lessee, and any mortgage or other security instrument hereafter placed upon the Premises by Lessor, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such mortgage (or a separate SNDA entered into between Lessee and the Mortgagee in whose favor such mortgage was granted so long as the same do not adversely affect any right, benefit or privilege or the economic terms of Lessee under this Lease or increase Lessee's obligations under this Lease shall provide for the recognition of this Lease and all Lessee's rights hereunder unless and until an Event of Default exists and Lessor shall have the right to terminate this Lease pursuant to any applicable provision hereof.

         SECTION 9.16 NOTIFICATION OF INTENT TO MARKET. At any time during the Term hereof, should Lessor determine to publicly market the Premises for sale, Lessor shall notify Lessee of its intention to do so and give Lessee an opportunity to make an offer to purchase the Premises. The time allotted for Lessee's opportunity to make an offer shall be in Lessor's reasonable discretion. Notwithstanding the foregoing, Lessor does not grant Lessee any right of first refusal, right of first offer, option, or other right to purchase the Premises, nor will Lessor's failure to give such notice be a default hereunder.

         SECTION 9.17 LESSEE'S FINANCIAL COVENANTS AND SECURITY DEPOSIT

                  (a) Lessee shall maintain during the Term of the Lease: (i) a Tangible Net Worth of at least Twenty Million and No/100 Dollars ($20,000,000.00); and (ii) shall not show a GAAP loss for five (5) consecutive quarters (the "Lessee's Financial Covenants"). If Lessee fails to be in compliance with Lessee's Financial Covenants, the Lessee shall provide to Lessor a Security Deposit, in the form of cash or a Letter of Credit, in an amount equal to the sum of the next twenty (20) months of Basic Rent.

                  (b) The Security Deposit shall be security for Lessee's full and faithful performance of the terms of this Lease, it being expressly understood that such Security Deposit shall not be considered an advance payment of Rent or a measure of Lessor's damages in case of an Event of Default. Upon the occurrence of any Event of Default by Lessee, Lessor may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of Rent and any other damage, injury, expense or liability caused to Lessor by such Event of Default. If Lessor transfers its interest in the Leased Premises during the Term, Lessor may assign the Security Deposit to the transferee and, thereafter, Lessor shall have no further liability for the return of such Security Deposit to Lessee. If Lessee fails to provide such Security Deposit within five (5) business days following Lessor's demand therefor, such failure shall constitute an Event of Default hereunder.

                  (c) Any Security Deposit provided shall remain in place until the date on which the Lessee has been in compliance with Lessee's Financial Covenants for eight (8) consecutive quarters as evidenced by the financial reports of the Lessee.

                  (d) If a Letter of Credit has been posted as the Security Deposit, Lessor shall have the right to assign to Lessor's Mortgagee or any other holder of a Mortgage the Letter of Credit during the term of the applicable Loan, and the Lessor's Mortgagee or such other holder of a Mortgage shall have all of the rights of, and shall be subject to the terms of, this Lease. Lessee covenants and agrees to execute such agreements, consents and acknowledgments as may be reasonably requested by Lessor and Lessor's Mortgagee from time to time to acknowledge the assignment of the Letter of Credit. If cash has been deposited as the Security Deposit, Lessor shall deposit the Security Deposit in an interest bearing account segregated from its other accounts for the benefit of the Lessee. Interest earned will accrue to the benefit of the Lessee, assuming Lessee has not otherwise forfeited the Security Deposit.

                  (e) The following terms shall have the following meanings:

                  "Letter of Credit" shall mean an irrevocable standby letter of credit issued to Lessor by a financially sound national banking association having assets in excess of $50,000,000,000 and otherwise reasonably acceptable to Lessor, the proceeds of which shall be available to Lessor without the need for Lessor to satisfy any requirements or conditions whatsoever other than delivery of (a) Lessor's sight draft to the issuing institution with reference to the appropriate letter of credit number for the Letter of Credit, as set forth therein and (b) (i) a certificate signed by Lessor certifying that an Event of Default has occurred and is continuing under the Lease, or (ii) a certificate signed by Lessor certifying that Lessee has canceled or terminated the Letter of Credit or failed to renew the Letter of Credit at least thirty
(30) days prior to its stated expiration date. The Letter of Credit shall be valid for an initial period of one (1) year from and after the date of its issuance and, by its express terms, shall provide (i) that its term shall automatically be extended for successive one (1) year periods unless at least thirty (30) days prior to the expiration of the initial one year term or any one year extension (as applicable) the issuer provides Lessor with written notification that it will not be extended, and (ii) that Lessor may assign (whether by way of outright or collateral assignment) all or any portion of its interest in the Letter of Credit to Lessor's Mortgagee or any other person (including, without limitation, any third party purchaser).

                  "Tangible Net Worth" at any date means Lessee's total stockholders' equity as shown on Lessee's most recent financial report filed with the Securities and Exchange Commission on Form 10K or Form 10Q, less any amount reported as a deferred income tax asset or goodwill in such financial statement, all as determined in accordance with Generally Accepted Accounting Principles.

         SECTION 9.18 FORCE MAJEURE. Either party's failure to perform the terms and conditions of this Lease, in whole or in part, other than any term requiring the payment of money, shall not be deemed a breach or a default hereunder or give rise to any liability of such party to the other if such failure is attributable to any unforeseeable event beyond such party's reasonable control and not caused by the negligent acts or omissions or the willful misconduct of such party, including, without limitation, flood, drought, earthquake, storm, pestilence, lightning, and other natural catastrophes and acts of God; epidemic, war riot, civic disturbance or disobedience, and act of the public enemy; fire, accident, wreck, washout, and explosion; strike, lockout, labor dispute, and failure, threat of failure, or sabotage of such party's facilities; delay in transportation or car shortages, or inability to obtain necessary labor, materials, components, equipment, services, energy, or utilities through such party's usual and regular sources at usual and regular prices; and any law, regulation, order or injunction of a court or governmental authority, whether valid or invalid and including, without limitation, embargoes, priorities, requisitions, and allocations or restrictions of facilities, equipment or operations. In the event of the occurrence of such a force majeure event, the party unable to perform promptly shall notify the other party.

         SECTION 9.19 SHORT FORM MEMORANDUM OF LEASE. Lessor and Lessee shall record a "short form" Memorandum of Lease identifying the Primary Term and the option to enter into the Extension Terms granted to Lessee by this Lease. Any recording costs associated with the memorandum or short form of this Lease shall be borne by Lessee.

         SECTION 9.20 GUARANTY. [Intentionally Omitted]

         SECTION 9.21 ENVIRONMENTAL ISSUES. [Intentionally Omitted]

         SECTION 9.22 FAIR MARKET VALUE.

                  (a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedures:

                           (i) Lessor and Lessee shall endeavor to agree upon
such Fair Market Value within fifteen (15) days after the date (the "Initial Date") on which Lessee provides Lessor with the Notice of Intention pursuant to
Section 6.02(b)`. Upon reaching any such agreement, the parties shall execute a written agreement setting forth the amount of such Fair Market Value.

                  (ii) If the parties shall not have signed such agreement within fifteen (15) days after the Initial Date, Lessee shall within twenty (20) days after the Initial Date select an appraiser and notify Lessor in writing of the name, address and qualifications of such appraiser. Within five (5)days following Lessor's receipt of Lessee's notice of the appraiser selected by Lessee, Lessor shall select an appraiser and notify Lessee of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them (and given to Lessor by Lessee). If such two (2) appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Lessor and Lessee.

                           (iii) If such two (2) appraisers shall be unable to
agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Lessor, then such appraisers shall advise Lessor and Lessee of their respective determination of Fair Market Value and shall select a third
(3rd) appraiser to make the determination of Fair Market Value. The selection of the third (3rd) appraiser shall be binding and conclusive upon Lessor and Lessee.

                           (iv) If such two (2) appraisers shall be unable to
agree upon the designation of a third (3rd) appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third (3rd) appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third (3rd) appraiser or a substituted third (3rd) appraiser, as applicable, shall, at the request of either party hereto, be appointed by the seniormost judge of the United States District Court, with jurisdiction over the Premises. The determination of Fair Market Value made by the third (3rd) appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                           (v) If a third (3rd) appraiser is selected, Fair
Market Value shall be the average of the determination of Fair Market Value made by the third (3rd) appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Section 9.20(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third (3rd) appraiser. Such average shall be binding and conclusive upon Lessor and Lessee.

                           (vi) All appraisers selected or appointed pursuant to
this Section 9.20(a) shall (A) be independent qualified MAI appraisers, (B) have no right, power or authority to alter or modify the provisions of this Lease, and (C) be registered in the State of Minnesota if the State of Minnesota provides for or requires such registration. The cost of the procedure described in this Section 9.20(a) shall be borne by Lessee.

                  (b) If, by virtue of any delay, Fair Market Value is not determined by the date set for closing, then the date on which the closing shall be held shall be extended as reasonably necessary.

             [Signatures of Lessor and Lessee Follow on Next Pages]

         IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.

                                         NL VENTURES IV NEW HOPE, L.P.

                                         By: NL Ventures IV New Hope Management,
                                             L.L.C., its sole General Partner


                                         By:
                                            ------------------------------------
                                            Peter S. Carlsen, Vice-President

         IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first above written.


                                   NAVARRE CORPORATION


                                   By:
                                       -----------------------------------------
                                       John Turner
                                       Senior Vice President of Global Logistics

                                    EXHIBIT A

                                LEGAL DESCRIPTION


         Lot 1, Block 1, Paulson's Prairie according to the plat thereof on record and of file with the Office of the County Recorder of Hennepin County, Minnesota.

                                    EXHIBIT B

                              PERMITTED EXCEPTIONS


1. Drainage and utility easement(s) as shown on the recorded plat of Paulson's Prairie.

2. Temporary Construction easement dated August 5, 2003, filed of record November 18, 2003, as Document No. 3878379 (T) by and between Navarre Corporation and Andrews, Inc.

3. Agreement of Reciprocal Easements, Covenants, Conditions and Restrictions easement over in favor of as contained in, dated June 16, 2003, filed of record November 18, 2003, as Document Nos. 3878380 (T) and 8228395 (A) by and between Navarre Corporation and Cambridge Apartments, Inc.

         Amended by Amendment to Agreement of Reciprocal Easements, Covenants, Conditions and Restrictions dated of even date hereof.

4. PUD Development Agreement and Variance for Navarre Corporation dated September 25, 2003, filed of record November 18, 2003, as Document Nos. 3878376
(T) and 8228398 (A).

         Amended by First Amendment to PUD Development Agreement and Variance for Navarre Corporation dated October 23, 2003, filed of record November 18, 2003, as Document Nos. 3878381 (T) and 8228397 (A).

5. Agreement to Maintain Easement dated of even date hereof between Navarre Corporation and the City of New Hope.

                                    EXHIBIT C

                               BASIC RENT SCHEDULE

                                  PRIMARY TERM

                                       Monthly                         Annual
                                       -------                         ------
      Lease Year 1                  $ 54,933.33                   $  659,200.00
      Lease Year 2                  $ 56,444.00                   $  677,328.00
      Lease Year 3                  $ 57,996.21                   $  695,954.52
      Lease Year 4                  $ 59,591.11                   $  715,093.27
      Lease Year 5                  $ 61,229.86                   $  734,758.33
      Lease Year 6                  $ 62,913.68                   $  754,964.19
      Lease Year 7                  $ 64,643.81                   $  775,725.70
      Lease Year 8                  $ 66,421.51                   $  797,058.16
      Lease Year 9                  $ 68,248.10                   $  818,977.26
      Lease Year 10                 $ 70,124.93                   $  841,499.13
      Lease Year 11                 $ 72,053.36                   $  864,640.36
      Lease Year 12                 $ 74,034.83                   $  888,417.97
      Lease Year 13                 $ 76,070.79                   $  912,849.46
      Lease Year 14                 $ 78,162.74                   $  937,952.83
      Lease Year 15                 $ 80,312.21                   $  963,746.53

                              FIRST EXTENSION TERM

      Year 1                        $ 82,520.80                   $  990,249.56
      Year 2                        $ 84,790.12                   $1,017.481.42
      Year 3                        $ 87,121.85                   $1,045,462.16
      Year 4                        $ 89,517.70                   $1,074.212.37
      Year 5                        $ 91,979.43                   $1,103,753.21

                              SECOND EXTENSION TERM

      Year 1                        $ 94,508.87                   $1,134,106.42
      Year 2                        $ 97,107.86                   $1,165,294.35
      Year 3                        $ 99,778.33                   $1,197,339.94
      Year 4                        $102,522.23                   $1,230,266.79
      Year 5                        $105,341.59                   $1,264.099.13

                                    EXHIBIT D


                               SEVERABLE PROPERTY

         All apparatus, personal property, trade fixtures, inventory, equipment, machinery, fittings, furniture, furnishings, chattel, materials and supplies located on and used in, or related to Lessee's business, including, but not limited to, mainframe computers, kitchen equipment and telephone and similar systems and articles of personal property of every kind and nature whatsoever, and any additions, replacements, accessions and substitutions thereto or therefor, and all proceeds of all of the foregoing.